Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 26, 2024 (September 4, 2024 as to the retrospective adjustments applied to earnings per share described in Note 19) relating to the financial statements of Latam Logistic Properties, S.A., appearing in the Registration Statement No. 333-281935 on Form F-1 of Logistic Properties of the Americas effective as of September 20, 2024.

/s/ Deloitte & Touche, S.A.

San Jose, Costa Rica

September 30, 2024